As filed with the Securities and Exchange Commission on June 1, 2012

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NetSpend Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-2306550
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

701 Brazos Street, Suite 1300

Austin, Texas 78701-2582

(Address, including zip code, of registrant’s principal executive offices)

NETSPEND HOLDINGS, INC. DEFERRED COMPENSATION PLAN

(Full title of the plan)

Steven F. Coleman General Counsel NetSpend Holdings, Inc. 701 Brazos Street, Suite 1300 Austin, Texas 78701-2582 (512) 532-8200	Copies to: Robert R. Rosenbaum Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$10,000,000	100%	$10,000,000	$1,146

(1)             The Deferred Compensation Obligations are unsecured obligations to pay deferred compensation in the future in accordance with the terms of the NetSpend Holdings, Inc. Deferred Compensation Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by NetSpend Holdings, Inc. (“we,” “us,” “our” or “NetSpend”), are incorporated by reference in this registration statement:

(a)                                  Our Annual Report on Form 10-K for the year ended December 31, 2011;

(b)                                 Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(c)                                  Our Current Reports on Form 8-K filed on February 14, 2012, May 1, 2012 and May 2, 2012; and

(d)                                 The description of our common stock contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents.

Item 4.                                                           Description of Securities.

The securities offered hereby are deferred compensation obligations of NetSpend, which are being offered to eligible employees of NetSpend and its participating affiliates under the NetSpend Holdings, Inc. Deferred Compensation Plan (the “Plan”).  The Plan permits participants to defer, in accordance with the terms of the Plan, base salary, bonuses, commissions and any other compensation approved by the committee administering the Plan (each, a “Deferral”).  The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan.  NetSpend may, but is not required to, credit any amount it desires to any participant’s account.  In addition, NetSpend may be required to credit amounts to a participant’s account in accordance with employment or other agreements entered into between the participant and NetSpend.  The Plan is an unfunded plan, and NetSpend is not required to set aside any funds or otherwise provide any mechanism for paying the credited amounts at any time amounts are credited to a participant’s account.

The deferred amounts described above (including the Deferrals and additional amounts credited by NetSpend to a participant’s account) will be credited with earnings and investment gains and losses by assuming that the amounts were invested in one or more investment alternatives selected by the participant in accordance with the terms of the Plan.  The deemed investment alternatives include various investment funds with different degrees of risk.  Except as described below with respect to amounts credited to a NetSpend common stock fund, participants may reallocate amounts among the various deemed investment alternatives on any business day.  These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account, and NetSpend is not required to invest any amounts as a result of these elections.  Unless otherwise determined by the committee administering the Plan, deferred amounts credited to a NetSpend common stock fund may not be reallocated into another investment alternative offered under the Plan.

NetSpend’s obligations to make payments under the Plan are unsecured obligations of NetSpend and are subject to the claims of general creditors of NetSpend.  These obligations will rank equally with other unsecured and unsubordinated indebtedness of NetSpend from time to time outstanding.  Amounts payable to participants under the Plan are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan.  If a NetSpend common stock fund is offered as an investment alternative under the Plan, the Plan provides that the amounts invested in such fund shall be paid out in the form of shares of NetSpend common stock.

NetSpend reserves the right to amend the Plan prospectively at any time, including the right to terminate the Plan completely.  No amendment will reduce a participant’s account balance as of the date of such amendment. In no event will NetSpend be responsible for any decline in a participants’ account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.

A participant’s rights or the rights of any other person to receive payment of deferred compensation obligations under the Plan may not be sold, assigned, transferred or encumbered.

The foregoing summarizes the material terms and provisions of the deferred compensation obligations.  It is not a complete legal description of the deferred compensation obligations and is qualified in its entirety by reference to the Plan.

Item 5.                                                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), as amended, permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, organization or enterprise at the request of the corporation, against all liability and expenses (including, but not limited to, attorneys’ fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which the person may be involved by reason of the fact that the person served or is serving in these capacities, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe the person’s conduct was unlawful.  In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of the person’s duty to the corporation, except for such expenses as the court may allow.  Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified against all expenses in connection therewith or resulting therefrom.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the DGCL provision making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

Article 8 of our Third Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted under the DGCL, none of our directors will be liable to NetSpend or our stockholders for monetary damages for breach of fiduciary duty as a director.

Article VI of our Amended and Restated Bylaws provides that our officers and directors will be indemnified and held harmless by NetSpend to the fullest extent permitted under applicable law.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our officers and directors and covers NetSpend for reimbursement of payments to directors and officers in respect of such liabilities and expenses.

We enter into indemnification agreements with each of our directors and certain of our officers.  The indemnification agreements provide that we shall, subject to certain exceptions, indemnify and pay or advance the costs of defense of a director or officer who is made or threatened to be made a party to a proceeding by reason of their former or present official capacities with NetSpend or our subsidiaries.

Item 7.                                                 Exemption from Registration Claimed.

Not applicable.

Item 8.                                                 Exhibits.

4.1	NetSpend Holdings, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.39 to NetSpend Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm, KPMG LLP.

24.1	Power of Attorney.

Item 9.                                                           Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 1st day of June, 2012.

NETSPEND HOLDINGS, INC.

By:	/s/ Daniel R. Henry
Daniel R. Henry
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 1, 2012.

Signature	Title

/s/ Daniel R. Henry	Director and Chief Executive Officer
Daniel R. Henry	(principal executive officer)

/s/ George W. Gresham	Chief Financial Officer
George W. Gresham	(principal financial and accounting officer)

*	Director
Andrew W. Adams

Director
Alexander R. Castaldi

*	Director
Ann H. Lamont

*	Director
Thomas A. McCullough

Director
Francisco J. Rodriguez

*	Director
Daniel M. Schley

*	Director
Stephen A. Vogel

*By:	/s/ Daniel R. Henry
Daniel R. Henry
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	NetSpend Holdings, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.39 to NetSpend Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm, KPMG LLP.

24.1	Power of Attorney.